Free Writing Prospectus (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and Index Supplement dated July 19, 2013) Filed Pursuant to Rule 433 Registration No. 333-190038 August 27, 2013 Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019. Barclays Bank PLC – S&P 500® Return Enhanced Note (REN) Enhanced returns linked to the performance of S&P 500®, subject to a cap on positive index performance, with full downside exposure. Trade Details/Characteristics Issuer: Barclays Bank PLC Principal Amount: $1,000 per note Initial Issue Price: $1,000 per note** Underlying Index S&P 500® (“SPX”) Upside leverage factor 2x up to cap on index performance of 7.60% (resulting in a maximum return of 15.20%) Downside participation 1% loss for every 1% underlying index declines below the closing level of the index on the pricing date (“initial level”). Monitoring At maturity, based on 5 averaging dates Maximum potential return 15.20% Maximum potential loss 100% Maturity Date Approximately 54 weeks Settlement Cash Appreciation Potential: The notes provide the opportunity to enhance equity returns by multiplying a positive return on the underlying index by the upside leverage factor, subject to the maximum potential return on the notes. No Protection Against Loss: You are fully exposed to any decline in the level of the underlying index. You will lose some or all of your investment if the underlying index declines over the term of the notes, as measured on the five averaging dates. Hypothetical Return on REN versus hypothetical direct investment in the Underlying Index at maturity (assuming $1,000 initial investment) REN Performance of the Reference Asset* Payment at Maturity $1,400 $1,300 $1,200 $1,100 $900 $800 $700 $600 -40% -30% -20% -10% 0% 10% 20% 30% 40% Underlying Reference Asset Return *Performance based on the “Index Return” formula, as set forth in the accompanying free writing prospectus. Selected Risk/Considerations 100% Principal at Risk. You may lose some or all of your investment. Any payments on the notes are subject to issuer credit risk. Investor does not receive dividends or have any other rights that holders of the securities comprising the underlying index would have. If the final level of the underlying index (as measured on five averaging dates) is below the initial level, your downside exposure will be 1% loss for every 1% the underlying index declines below the initial level. Your maximum potential gain on the notes is limited to maximum return of 15.20%, regardless of the appreciation of the underlying index, which may be significant. There may be no secondary market. Notes should be considered a “hold until maturity” product. Additional risk factors can be found on the slide titled “Certain Risk Considerations”. See also “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-5 of the accompanying free writing prospectus. JPMorgan Securities LLC, an affiliate of JPMorgan Chase & Co., acts as placement agent **Our estimated value of the Notes on the pricing date, based on our internal pricing models, is expected to be between $976.60 and $984.40 per note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-9 of the accompanying FWP. Hypothetical Payout at Maturity* Final Level of Underlying Index Index Return Payment on the Notes (per $1,000 principal amount) Total Return on Notes 2,245.73 35.00% $1,152.00 15.20% 2,079.38 25.00% $1,152.00 15.20% 1,996.20 20.00% $1,152.00 15.20% 1,913.03 15.00% $1,152.00 15.20% 1,789.93 7.60% $1,152.00 15.20% 1,746.68 5.00% $1,100.00 10.00% 1,705.09 2.50% $1,050.00 5.00% 1,663.50 0.00% $1,000.00 0.00% 1,580.33 -5.00% $950.00 -5.00% 1,497.15 -10.00% $900.00 -10.00% 1,413.98 -15.00% $850.00 -15.00% 1,330.80 -20.00% $800.00 -20.00% 1,164.45 -30.00% $700.00 -30.00% 998.10 -40.00% $600.00 -40.00% *The table above assumes an initial level of the underlying index of 1,663.50. The actual initial level will be determined on the pricing date. The hypothetical examples in the table above are based on a number of other assumptions, which are further described on page FWP-3 of the related free writing prospectus, and are included for illustrative purposes only. See the accompanying free writing prospectus for a description of how “Index Return” is calculated. Actual returns on the notes may be less than -40.00% and you may lose your entire investment. The actual appreciation of the underlying index may be greater than 35%, but you will not participate in any such appreciation beyond the cap on index performance. 9278520v1 BARCLAYS J.P.Morgan

Selected Risk Considerations Please see the prospectus, prospectus supplement, index supplement (if applicable) and the related free writing prospectus for a more detailed discussion of risks, conflicts of interest, and tax consequences associated with an investment in the notes. Credit of the Issuer. The types of notes detailed herein are senior unsecured obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC was to default on its obligations, the investor may not receive the amounts owed under the terms of the notes. No rights to the reference asset. As a holder of the notes, you will not have any rights (including any voting rights or rights to receive cash dividends or other distributions) that the holders of any reference asset or components of the reference asset would have. Limited liquidity. The investor should be willing to hold the notes to maturity. There may be little or no secondary market for the notes. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market in the notes. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in the notes. If you sell the notes prior to their maturity, you may have to sell them at a substantial loss. Certain built-in costs are likely to adversely affect the value of the notes prior to maturity. The original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. or other affiliates of Barclays Bank PLC will be willing to purchase notes from you in secondary market transactions may be lower than the original issue price, and any sale prior to the maturity date of the notes could result in a substantial loss to you. Your own evaluation of the merits. In connection with any purchase of the notes, we urge you to consult your own financial, tax and legal advisors as to the risks involved in an investment in the product and to investigate the reference asset and not rely on our views in any respect. You should make a complete investigation as to the merits of an investment in the notes before investing. Historical results not indicative of future performance. The historical or hypothetical performance of the reference asset should not be taken as an indication of the future performance of the reference asset. It is impossible to predict whether the level, value or price of the reference asset will fall or rise during the term of the notes, in particular in the environment in recent periods which has been characterized by unprecedented volatility across a wide range of asset classes. Past fluctuations and trends in the reference assets are not necessarily indicative of fluctuations or trends that may occur in the future. Market risk. The return, if any, on the notes is dependent on the performance of the reference asset to which it is linked. Thus, changes in the level, value or price of the reference asset will determine the amount payable on the notes. Unless your notes are fully principal protected (in which case, all payments on the notes are subject to the credit risk of Barclays Bank PLC as the issuer), if the level, value or price of the reference asset declines, you may lose some or all of your investment at maturity. Price volatility. Movements in the levels, values or prices of the reference assets and their respective components are unpredictable and volatile, and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors. As a result, it is impossible to predict whether the levels, values or prices of the reference assets will rise or fall during the term of the notes. Changes in the levels, values or prices of the reference assets will determine the payment on the notes. Therefore, you may receive less, and potentially substantially less, than the amount you initially invested in the notes if the levels, values or prices of the reference assets decline. Unless your notes are fully principal protected (in which case, all payments on the notes are subject to the credit risk of Barclays Bank PLC as the issuer), you should be willing and able to bear the loss of some or all of your investment. Many unpredictable factors, including economic and market factors, will impact the value of the notes. In addition to the level, value or price of the reference asset on any day, the market value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including: the expected volatility of the reference asset or its underlying components; the time to maturity of the notes; interest and yield rates in the market generally; a variety of economic, financial, political, regulatory or judicial events; supply and demand for the notes; and the creditworthiness of the issuer, including actual or anticipated downgrades in the credit ratings of the issuer. Potential conflicts of interest. Barclays Bank PLC and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging its obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of the issuer are potentially adverse to your interests as an investor in the notes. An investment in the notes involves significant risk. You should carefully consider the risks of an investment in the notes, including those discussed above. In addition, you should carefully consider the “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page FWP-5 of the related free writing prospectus. 9278520v1 BARCLAYS J.P.Morgan